EXHIBIT 99.2 - News Release

201 N. Harrison St.

Davenport, IA 52801-1939

www.lee.net

NEWS RELEASE

Lee Enterprises completes acquisition of Pulitzer Inc.

DAVENPORT, Iowa (June 3, 2005) — Newspaper publisher Lee Enterprises, Incorporated (NYSE: LEE), announced today that it has completed its acquisition of Pulitzer Inc. (NYSE: PTZ) in a transaction valued at about $1.46 billion.

Plans for the acquisition were announced Jan. 30.

The transaction expands Lee by 14 daily newspapers, including the St. Louis Post-Dispatch, and more than 100 non-daily publications.

Lee becomes the fourth largest U.S. newspaper publisher in terms of dailies owned and seventh largest in circulation, growing from 44 to 58 daily newspapers in 23 states, with new total circulation of 1.7 million daily and 2.0 million Sunday. Lee also grows to more than 300 weekly newspapers, shoppers and specialty publications. On the basis of calendar 2004 results, Lee’s revenue will rise by more than $440 million, to $1.14 billion.

The closing followed a vote of Pulitzer Inc. stockholders approving the transaction, in which Pulitzer Inc. became an indirect, wholly owned subsidiary of Lee. Pulitzer Inc. stockholders will receive $64 in cash for each share of Common Stock or Class B Common Stock.

Mary Junck, Lee chairman and chief executive officer, said: “This is a terrific acquisition that extends Lee into more growth markets with quality newspapers staffed by talented people. We’re excited about our new opportunities and we’re already on our way toward a smooth, quick transition, thanks to great help from Pulitzer publishers and executives, particularly Bob Woodworth,” referring to Robert C. Woodworth, president and chief executive officer of Pulitzer.

She described the acquisition as a continuation of Lee’s long-term strategies, noting that it is similar in order of magnitude to Lee’s acquisition of Howard Publications Inc. and its 16 newspapers in 2002. At that time, Lee grew by about 50 percent in revenue and 75 percent in circulation. The Pulitzer acquisition will increase Lee’s size by about 60 percent in revenue and 50 percent in circulation. In the combined company, Pulitzer will represent about 39 percent of the revenue and 34 percent of the daily circulation.

Junck said Lee will apply its five top operating priorities at the new newspapers, focusing on revenue growth, readership and circulation, strong local news, online strength and careful cost controls.

Pulitzer daily newspapers, in addition to the St. Louis Post-Dispatch, are the Arizona Daily Star in Tucson, Ariz.; The Pantagraph, Bloomington, Ill.; The Daily Herald, Provo, Utah; the Santa Maria Times, Santa Maria, Calif.; The Napa Valley Register, Napa, Calif.; The

World, Coos Bay, Ore.; The Sentinel, Hanford, Calif.; the Arizona Daily Sun, Flagstaff, Ariz.; the Daily Chronicle, DeKalb, Ill.; The Garden Island, Lihue, Hawaii; the Daily Journal, Park Hills, Mo.; The Lompoc Record, Lompoc, Calif.; and The Daily News, Rhinelander, Wis.

Pulitzer’s 100-plus non-daily publications include the Suburban Journals of Greater St. Louis, a group of 38 weekly newspapers and niche publications with distribution of more than one million copies a week. Pulitzer operations also include leading online sites in all of its markets, including STLtoday.com in St. Louis and azstarnet.com in Tucson.

With the addition of about 4,000 people from Pulitzer, Lee’s roster of employees rises to 10,700.

Among other aspects of the acquisition, Lee gains a small minority stake in the St. Louis Cardinals major league baseball team.

Lee is based in Davenport, Iowa, and its stock is traded on the New York Stock Exchange under the symbol LEE. More information about Lee Enterprises is available at www.lee.net.

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. This release contains information that may be deemed forward-looking and that is based largely on the Company’s current expectations and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties are changes in advertising demand, newsprint prices, interest rates, labor costs, legislative and regulatory rulings and other results of operations or financial conditions, difficulties in integration of acquired businesses or maintaining employee and customer relationships and increased capital and other costs. The words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not publicly undertake to update or revise its forward-looking statements.

Contact: Dan.Hayes@Lee.net, (563) 383-2163

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